Exhibit 10(w)
CANTEL MEDICAL CORP.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

Table of Contents

Page
1.    Establishment And Purpose Of Plan    1
2.    Definitions and Construction    1
3.    Severance Benefits For Qualifying Terminations    8
4.    No Contract of Employment    13
5.    Conflict in Benefits; Noncumulation of Benefits    13
6.    Administration, Termination, and Amendment of Plan    14
7.    Claims for Benefits    15
8.    Notices    19
9.    Certain Federal Tax Considerations    20
10.    Additional Provisions    23
EXHIBIT A    FORM OF PARTICIPATION AGREEMENT    A-1
EXHIBIT B    FORM OF SEVERANCE AND RELEASE AGREEMENT    B-1

1

CANTEL MEDICAL CORP.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
1.    Establishment and Purpose of Plan
1.1.    Establishment. Cantel Medical Corp., a Delaware corporation ("Cantel" or the "Company"), has adopted this Cantel Medical Corp. Executive Severance and Change in Control Plan (as amended from time to time, the "Plan") with approval of the Compensation Committee of the Board of Directors of the Company.
1.2.    Purpose. The purpose of the Plan is to provide eligible key employees of the Company and certain subsidiaries of the Company who experience a Qualifying Termination (defined below) with severance benefits in accordance with the terms and conditions set forth below. The Company believes that it is in the best interests of the Company's shareholders to provide financial assistance through severance payments and other benefits to eligible key employees who experience a Qualifying Termination as specified herein. With respect to each Participant (defined below), the Plan supersedes all plans, agreements, or other arrangements for severance benefits or for enhanced severance payments whether or not before, on or after a Change in Control. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation to a select group of management or highly compensated employees as described in Sections 201, 301 and 401 of ERISA.
1.3.    Effective Date. The Plan is adopted, as amended, and effective as of September 24, 2020 (the "Effective Date").
The Company reserves the right to amend, modify or terminate the Plan at any time for any reason, subject to the limitations set forth herein.
The Plan is subject to the terms and conditions of the Cantel Medical Corp. 2016 Equity Incentive Plan, as amended, and any successor plan thereto (the "Equity Plan").
2.    Definitions and Construction
2.1.    Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:
(a)    "Accrued Obligations" means the following:
i.    any earned but unpaid Base Salary (defined below) through the Participant's Termination Date (defined below), plus any accrued and unused paid time off ("PTO") due to the Participant under the Company's PTO program through the Participant's Termination Date, which amounts shall be paid to the Participant not later than the payment date for the payroll period next following the Participant's Termination Date;
ii.    reimbursements for any properly reimbursable business expenses to which the Participant is entitled pursuant to any applicable established reimbursement policies, provided that the Participant applies for such reimbursements in accordance with the terms and procedures set forth in the applicable established reimbursement policies, and within the period required by such procedures (but under no circumstances later than ninety (90) days after the Participant's Termination Date);
iii.    vested benefits, if any, under any retirement plan, nonqualified deferred compensation plan, or any health or welfare benefit plan sponsored by any Group Company (defined below), to which the Participant is entitled pursuant to the terms of such plans or related agreements; and
iv.    vested benefits, if any, to which the Participant is entitled pursuant to the terms of an award granted under the Equity Plan.
(b)    "Adverse Action" shall have the meaning set forth in Section 6.2 below.
(c)    "Annualized Bonus" means the greater of (i) a Participant's annual Bonus (defined below) for the most recently completed Fiscal Year for which annual bonuses have been determined or (ii) a Participant's average annual Bonus for the two (2) most recently completed Fiscal Years for which annual Bonuses have been determined. In the event that the Annualized Bonus cannot be determined for a Participant under (i) or (ii) above, "Annualized Bonus" with respect to such Participant means the Target Annual Bonus (defined below).
(d)    "Base Salary" means the annual base salary in effect immediately prior to the Participant's Termination Date (without giving effect to any reduction forming the basis for a termination for Good Reason). For the avoidance of doubt, Base Salary does not include any bonuses, commissions, fringe benefits, car allowances, or other special or irregular payments.
(e)    "Board" means the Board of Directors of the Company.
(f)    "Bonus" means any annual cash bonus payable under any bonus plan, short term incentive compensation plan or other like benefit plan of a Group Company in which the Participant participates, whether or not awards thereunder are discretionary, including without limitation, the Company's Annual Incentive Plan as in effect from time to time.
(g)    "Cause" means any one of the following, as determined by the Committee in its sole discretion:
i.    the Participant's act of fraud, embezzlement, theft or other intentional material violation of the law in connection with or in the course of his or her employment;
ii.    the Participant's willful or gross misconduct that is likely to materially injure the reputation, business or a business relationship of any Group Company;

iii.    the Participant's willful material violation or breach of any confidentiality, non-competition or non-solicitation obligation (contractual or otherwise) to a Group Company;
iv.    the Participant's continued and willful failure or refusal (other than as a result of incapacity due to mental or physical impairment) to perform his or her material duties of employment or to adhere to any written policies of the Company;
v.    the Participant's sexual harassment of an employee or other third party that has been reasonably substantiated and investigated; or
vi.    the Participant's willful conduct that endangers or compromises the health or safety of another employee or creates a hostile work environment.
For purposes of this definition of "Cause," no act, or failure to act, on the part of the Participant will be deemed "willful" if it was done or omitted to be done by the Participant in good faith or with a reasonable belief that the act or omission was not opposed to the best interests of the Company Group.
If (A) a Group Company has terminated a Participant without Cause or a Participant has resigned for Good Reason and, within six (6) months after the Termination Date, matters constituting Cause become known to a Group Company, or (B) if a Participant resigns for Good Reason after a Group Company learns of matters constituting Cause but before the Group Company is able to effectuate a termination for Cause, the Committee may in any such case, by written notice to a Participant, treat such termination as being for Cause; except that this provision shall not apply following a Change in Control.
(h)    "Change in Control" shall have the meaning set forth in the Equity Plan.
(i)    "Change in Control Coverage Period" means the period commencing with, and ending 24 months following, the date of a Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) a Participant experiences a Termination of Employment by the Company without Cause, (ii) the Termination Date of such Participant’s Termination of Employment is prior to the date on which a Change in Control occurs, and (iii) it is reasonably demonstrated by such Participant that such Termination of Employment (x) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or anticipation of a Change in Control, then, solely with respect to such Participant, the “Change in Control Coverage Period” shall mean the period commencing immediately prior to such Termination Date and ending on the date of the Change in Control.
(j)    "CIC Additional Bonus Payment" shall have the meaning set forth in Section 3.2(b) below.

(k)    "CIC Continuation Benefit" shall have the meaning set forth in Section 3.2(e) below.
(l)    "CIC Severance Payment" shall have the meaning set forth in Section 3.2(a) below.
(m)    "Claim" shall have the meaning set forth in Section 7.1(a) below.
(n)    "Claimant" shall have the meaning set forth in Section 7.1(a) below.
(o)    "Claims Administrator" shall have the meaning set forth in Section 6.1(d) below.
(p)    "COBRA" means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(q)    "COBRA Severance Benefit" shall have the meaning set forth in Section 3.1(e) below.
(r)    "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.
(s)    "Committee" means the Compensation Committee of the Board.
(t)    "Company" means Cantel Medical Corp., a Delaware corporation, or any successor thereto.
(u)    "Company Group" means the group consisting, from time to time, of the Company and each direct and indirect Subsidiary of the Company.
(v)    "Delay Period" shall have the meaning set forth in Section 9.1(b) below.
(w)    "Director" means a member of the Board.
(x)    "Disability" means an illness or injury that, in the opinion of the Committee, renders the Participant unable to perform the essential functions of his or her job with or without a reasonable accommodation, and that qualifies the Participant for disability benefits under a long-term disability plan of a Group Company in which the Participant is a participant; provided, however, that a Disability shall not be deemed to have occurred hereunder unless the Participant is absent from work or otherwise substantially unable to assume his or her normal duties for a period of ninety (90) successive days or an aggregate of one hundred twenty (120) days during any consecutive twelve-month period during the Term.
(y)    "Eligible Employee" means any employee of any Group Company, with the title of Vice President II (salary grade E2) or higher, who is classified by the Company as a regular employee on a U.S. payroll (not including an employee based in, or paid from a payroll in, the Commonwealth of Puerto Rico), and who is employed on a full-time basis (i.e., is regularly scheduled to work 30 or more hours per week). Notwithstanding the foregoing to the contrary, any employee classified by the Company or relevant Group Company, in its sole discretion, as being in one or more of the following categories, shall not be an Eligible Employee:
i.    any employee with an employment agreement or contract (including a letter agreement) providing for severance benefits and which becomes effective by its terms after the Effective Date of this Plan, unless such employment agreement or contract expressly provides that the employee is eligible to receive severance benefits under this Plan;
ii.    any individual regarded as an independent contractor and/or consultant;
iii.    any individual classified as a regular or part-time employee on a U.S. payroll and scheduled to work fewer than 30 hours per week;
iv.    any employee classified as a "foreign employee," meaning an employee based or employed in a country that is not the United States or paid from a non-U.S. payroll (including an employee based in the Commonwealth of Puerto Rico or paid from a payroll in the Commonwealth of Puerto Rico);
v.    any employee who, in the sole discretion of the Company, has breached, or is in breach of an Existing Restrictive Covenant Agreement (defined below); and
vi.    any employee who has served as an employee of the Company for less than six months.
(z)    "Equity Plan" means the Cantel Medical Corp. 2016 Equity Incentive Plan, as it may be amended from time to time, or any successor thereto.
(aa)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto and any applicable regulations promulgated thereunder.
(bb)    "Excise Tax" shall have the meaning set forth in Section 9.2(a) below.
(cc)    "Existing Restrictive Covenant Agreement" shall have the meaning set forth in Section 5.1 below.
(dd)    "Fiscal Year" means the fiscal year of the Company.
(ee)    "Good Reason" means any of the following events solely during a Change in Control Coverage Period without the Participant's express written consent:

i.    a material reduction (other than during a period of the Participant's mental or physical impairment) in the Participant's authority, duties, or responsibilities or the assignment to the Participant of duties on a continuous or regular basis that are materially inconsistent with the duties of the Participant prior to the Participant's Change in Control Coverage Period;
ii.    a reduction in the Participant's base compensation (other than an across the board reduction applicable to all employees within the same Tier as the Participant) or failure to include the Participant with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Company Group from time to time;
iii.    a change in the primary location at which the Participant is required to perform the duties of his or her employment to a location that is more than thirty (30) miles from the location at which his or her office is located prior to the Participant's Change in Control Coverage Period, provided that such change in primary location results in a material increase (i.e., at least 30 minutes) in the Participant's one-way commuting time;
iv.    a material breach of an employment agreement or contract (including a letter agreement) with the Participant; or
vi.    the failure of a successor entity to assume the obligations under this Plan or to provide the Participant with a plan providing substantially similar or better severance benefits;
provided, however, in all cases, that the Participant who is asserting that an event constituting Good Reason has occurred has provided the Company with written notice of the circumstances giving rise to the Good Reason event (a "Good Reason Notice"), in accordance with the procedures set forth in Section 8 below, within sixty (60) days after the initial existence of such circumstances. An event constituting Good Reason shall no longer constitute Good Reason if the circumstances described in the Good Reason Notice are cured by the Company Group within thirty (30) days following its receipt of the Good Reason Notice. If the Company Group does not cure the circumstances giving rise to the Good Reason event described in the Good Reason Notice within thirty (30) days after receipt of the Good Reason Notice, the Participant who provided the Good Reason Notice may resign for Good Reason only by terminating employment within thirty (30) days following the end of the Company Group's thirty (30) day cure period.
(ff)    "Group Company" means the Company or any other company within the Company Group.
(gg)    "Life Insurance Benefit" shall have the meaning set forth in Section 3.2(g) below.
(hh)    "Participant" means any individual who is an Eligible Employee selected by the Committee to participate in the Plan and who executes and returns to the Company a Participation Agreement (defined below).

(ii)    "Participation Agreement" means an Agreement to Participate in the Plan, in substantially the form attached hereto as Exhibit A, or in such other form as the Committee may approve from time to time.
(jj)    "Prior Year Bonus Payment" shall have the meaning set forth in Section 3.1(c) below.
(kk)    "Pro-Rata Bonus Payment" shall have the meaning set forth in Section 3.1(d) below.

(ll)    "Qualifying Termination" means the occurrence of either of the following events:
i.    the involuntary termination without Cause of a Participant's employment with a Group Company that employs the Participant; or
ii.    with respect to a Tier I Participant (defined below) or a Tier II Participant (defined below) only, such Participant's resignation from such employment with the Company for Good Reason (which can only occur during a Change in Control Coverage Period);
provided, however, that a Qualifying Termination shall not include any termination of a Participant's employment which is (A) for Cause, (B) a result of a Participant's death or Disability, (C) a result of a Participant's resignation other than for Good Reason, or (D) a Participant's termination following his or her failure to accept a continued employment at a comparable position (as determined by the Committee in its sole discretion) in connection with any sale, divestiture or outsourcing of the company or business unit in which he or she had been employed prior to his or her termination.
(mm)    "Separation and Release Agreement" means an agreement between the Participant and the Company in the form of Exhibit B or another form that is acceptable to the Company, and which at the Company's discretion, and to the extent permitted by applicable law, may include, among other things, certain restrictive covenants applicable to the Participant, including confidentiality, non-solicitation and non-competition provisions, as well as a full general release by the Participant in favor of the Company Group and any of its affiliates, stockholders, Directors, officers, employees, agents, insurers, predecessors, successors and/or assigns, and other related parties (including, without limitation, fiduciaries of employee benefit plans) releasing all claims, known or unknown (the "Release").
(nn)    "Section 409A" means Section 409A of the Code and any applicable regulations (including proposed or temporary regulations) and other administrative guidance promulgated thereunder.
(oo)    "Section 409A Change in Control" shall have the meaning set forth in Section 9.1(f) below.
(pp)    "Severance Payments" shall have the meaning set forth in Section 3.1(a) below.
(qq)    "Specified Employee" means a specified employee within the meaning of that term under Section 409A(a)(2)(B)(i) of the Code.
(rr)    "Subsidiary," with respect to the Company, means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.

(ss)    "Target Annual Bonus" means the Participant's target annual cash bonus opportunity, determined based on the target percentage ascribed to the Participant, as in effect immediately prior to any termination of employment (without giving effect to any reduction forming the basis, in whole or in part, for a termination for Good Reason).
(tt)    "Termination Date" means the effective date of the Participant's Termination of Employment.
(uu)    "Termination of Employment" means, in respect of a Participant, a termination of employment with the Company Group as determined by the Committee; provided, however, that with respect to payment of deferred compensation subject to Section 409A, "Termination of Employment" means "separation from service" within the meaning of Section 409A.
(vv)    "Tier I Participant" means (i) a Participant with the title of Chief Executive Officer of the Company, and (ii) any other Participant specifically classified as a Tier I Participant by the Committee, as determined in the Committee's sole discretion.
(ww)    "Tier I Participant Additional Bonus Payment" shall have the meaning set forth in Section 3.1(b) below.
(xx)    "Tier II Participant" means any Participant who is an executive officer of the Company (and not any other Group Company) with the title of Chief Financial Officer, Executive Vice President or Senior Vice President, as well as any member of the Company's Executive Leadership Team (ELT), other than (i) the Chief Executive Officer of the Company and (ii) any other Tier I Participant. For the sake of clarity, except for members of the Executive Leadership Team, Tier II Participants do not include Participants who are executive officers of Group Companies (and not of the Company).
(yy)    "Tier III Participant" means any Participant other than a Tier I Participant or Tier II Participant.
2.2.    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.
3.    Severance Benefits For Qualifying Terminations
3.1.    Benefits for a Qualifying Termination Outside of a Change in Control Coverage Period. If a Participant experiences a Qualifying Termination at any time other than during a Change in Control Coverage Period, such Participant shall receive any Accrued Obligations to which he or she is entitled, and, provided that: (i) the Participant continues to comply with any restrictive covenants applicable to the Participant by Company policy or by specific written agreement and (ii) within the time limit specified in the Separation and Release

Agreement following the Participant's Qualifying Termination, the Participant has delivered to the Company an executed Separation and Release Agreement and such Separation and Release Agreement has become effective, enforceable and irrevocable in accordance with its terms, such Participant shall also be eligible to receive the following benefits set forth in Sections 3.1(a) through (f) below, less applicable taxes, withholdings and deductions. Subject to potential delay or reduction pursuant to the terms of Section 9.1 below, the cash payments to which a Participant is entitled to receive under Section 3.1 shall be payable at the times and in the amounts set forth below; provided, however, that such cash payments shall in no event be later than fifteen (15) days after such Participant's Separation and Release Agreement has become effective and irrevocable; provided, further, that if the full period given to such Participant to consider the Separation and Release Agreement plus any revocation period provided for in such Separation and Release Agreement begins in one calendar year and ends in the subsequent calendar year, then the payments shall not begin to be made until the subsequent calendar year.
(a)    The Severance Payments. The Participant shall be paid an amount determined in accordance with the chart set forth immediately below (the "Severance Payment"). The Severance Payment shall be paid in equal installments in accordance with the Company’s then current payroll practices and shall begin with the first payroll date at least five (5) days following the date that the Participant’s Separation and Release Agreement has become effective and irrevocable and end twenty-four months, twelve months or six months later as set forth in this Section 3.1(a) is as follows:

Participant Level	Formula
Tier I Participant	24 months at Participant's annual Base Salary as of the Termination Date.
Tier II Participant	12 months at Participant's annual Base Salary as of the Termination Date.
Tier III Participant	9 months at Participant's annual Base Salary as of the Termination Date.

(b)    Tier I Participant Additional Bonus Payment. With respect to Tier I Participants only, the Participant shall be paid an amount equal to the product of two times such Tier I Participant's Target Annual Bonus (the "Tier I Participant Additional Bonus Payment"). The Tier I Participant Additional Bonus Payment shall be paid in a lump sum to the Participant in accordance with the timing of the payments of bonus payments to other executives for the same bonus year (typically the October following the end of the fiscal year).
(c)    Prior Year Bonus Payment. If a Participant's Termination Date is after the end of the immediately preceding annual Bonus period (i.e., after the end of the last Fiscal Year) but before the Bonus for that year has been paid to the Participant, the Participant shall be paid an annual cash Bonus for the completed bonus year immediately preceding the Participant's Termination Date (the "Prior Year Bonus Payment") in the amount determined under the terms of the applicable Bonus plan notwithstanding any provision of the Bonus plan that requires continued employment after the end of the immediately preceding annual Bonus period but subject to all other provisions of the Bonus plan. To the extent that a Participant is entitled to receive the Prior Year Bonus Payment for any Fiscal Year under this Section 3.1(c), such Participant shall not also be entitled to any Bonus payment for such Fiscal Year under the terms of the applicable Bonus plan. Amounts payable under this Section 3.1(c) will be deemed payments attributable to the Participant's employment prior to or on the Termination Date and not as severance. The Prior Year Bonus Payment shall be paid in a lump sum to the Participant in accordance with the timing of the payments of bonus payments to other executives for the same bonus year (typically the October following the end of the fiscal year).
(d)    Pro-Rata Bonus Payment. The Participant shall be paid a pro-rata portion of the annual cash Bonus for the Fiscal Year in which the Termination Date occurs based on achievement of 100% of the applicable performance target for such year (determined by multiplying the amount of the target annual Bonus for the full Fiscal Year by a fraction, the numerator of which is the number of months during the Fiscal Year in which the Termination Date occurs that the Participant had been employed by the Company Group, and the denominator of which is 12) (the "Pro-Rata Bonus Payment") notwithstanding any provision of the Bonus plan that requires continued employment through the end of the annual Bonus period or beyond but subject to all other provisions of the Bonus plan. For purposes of such calculation, if the Termination Date is on or before the 15th day of the month, the Participant will get credit for one-half month; and if the Termination Date is after the 15th day of the month, the Participant will get credit for the full month. In the event that the Company has not established performance targets for the applicable annual Bonus plan with respect to the Fiscal Year in which the Termination Date occurs, the pro-rata portion of the Bonus payable under this section shall be based on the Participant's Target Annual Bonus. To the extent that a Participant is entitled to receive the Pro-Rata Bonus Payment for any Fiscal Year under this Section 3.1(d), such Participant shall not also be entitled to any Bonus payment for such Fiscal Year under the terms of the applicable Bonus plan. Amounts payable under this Section 3.1(d) will be deemed payments attributable to the Participant's employment prior to or on the Termination Date and not as severance. The Pro-Rata Bonus Payment shall be paid in a lump sum to the Participant in accordance with the timing of the payments of bonus payments to other executives for the same bonus year (typically the October following the end of the fiscal year).
(e)    COBRA Severance Benefit. The Company shall pay the Participant an amount equal to the sum of the employer portion and the employee portion of the full monthly premium for the Participant's elected coverage under the Cantel group health plan (including medical and dental coverages) as in effect on the day prior to the Participant's Termination Date, for the period specified in the chart below (the "COBRA Severance Benefit").

Participant Level	COBRA Severance Benefit Period
Tier I Participant	18 months
Tier II Participant	12 months
Tier III Participant	9 months
The COBRA Severance Benefit shall be paid in a lump sum to the Participant as soon as administratively practicable following the date the Participant’s Separation and Release Agreement has become effective and irrevocable. The COBRA Severance Benefit described above will be paid regardless of whether or not the Participant and/or the Participant's enrolled spouse and/or dependents elect to continue their group health plan coverage pursuant to COBRA or otherwise. Any such election will be the sole responsibility of the Participant and/or his or her spouse and/or dependents.
(f)    Outplacement Services. During the twelve (12) month period following a Participant's Termination Date, the Participant will be entitled, at the Company's cost, to outplacement services provided by a firm selected by the Company. A Participant entitled to outplacement services hereunder must notify the Company of his or her desire to utilize such services within twenty (20) days following his or her Termination Date.
(g)    Treatment of Outstanding Equity Awards. Subject to the terms of the Equity Plan and Section 409A, the Committee may in its discretion accelerate the vesting of, or waive or modify performance requirements of, any equity awards granted under the Equity Plan in the event of a termination of the Participant's employment for any reason other than Cause.
3.2.    Benefits for a Qualifying Termination During a Change in Control Coverage Period. If a Participant experiences a Qualifying Termination at any time during a Change in Control Coverage Period, such Participant shall receive any Accrued Obligations to which he or she is entitled, and, provided that: (i) the Participant continues to comply with any restrictive covenants applicable to the Participant by Company policy or by specific written agreement, and (ii) within the time limit specified in the Separation and Release Agreement following the Participant's Qualifying Termination, the Participant has delivered to the Company an executed Separation and Release Agreement and such Separation and Release Agreement has become effective, enforceable and irrevocable in accordance with its terms, such Participant shall be eligible to receive the benefits set forth in Sections 3.2(a) through (h) below (but none of the benefits under Section 3.1 above), less applicable taxes, withholdings and deductions. If a Participant has received any benefits under Section 3.1 and then subsequently becomes entitled to benefits under this Section 3.2, then the benefits payable under Section 3.2 shall be offset by the amount of benefits previously received by the Participant under Section 3.1 (and thereupon the Participant will no longer be entitled to receive any additional benefits under Section 3.1).
Subject to potential delay or reduction pursuant to the terms of Sections 9.1 or 9.2 below, all cash payments to which a Participant is entitled to receive under Section 3.2 shall be made in a single lump sum as soon as administratively practicable, but in no event later than fifteen (15) days after such Participant's Separation and Release Agreement has become effective and irrevocable; provided, however, that if the full period given to such Participant to consider the Separation and Release Agreement plus any revocation period provided for in such Separation and Release Agreement begins in one calendar year and ends in the subsequent calendar year, then the payment shall not be made until the subsequent calendar year.
(a)    The CIC Severance Payment. The Participant shall be paid a lump sum amount to be determined in accordance with the chart set forth immediately below (the "CIC Severance Payment"). The formula utilized to calculate the severance benefit set forth in this Section 3.2(a) of this Plan is as follows:

Participant Level	Formula
Tier I Participant	2.0 x Participant's annual Base Salary as of the Termination Date.
Tier II Participant	2.0 x Participant's annual Base Salary as of the Termination Date.
Tier III Participant	1.0 x Participant's annual Base Salary as of the Termination Date.

(b)    CIC Additional Bonus Payment. For Tier III Participants only, the Participant shall be paid a lump sum amount equal to the greater of: (i) the Participant's Target Annual Bonus (but as in effect immediately prior to the Change in Control rather than as in effect at his or her Termination Date), or (ii) the Participant's Annualized Bonus; and for Tier I and Tier II Participants only, a payment in an amount equal to the product of two (2) times the greater of: (i) the Participant's Target Annual Bonus (but as in effect immediately prior to the Change in Control rather than as in effect at his or her Termination Date), or (ii) the Participant's Annualized Bonus (in each case, the "CIC Additional Bonus Payment").
(c)    Prior Year Bonus Payment. The Participant shall be paid the Prior Year Bonus Payment, as defined in Section 3.1(c) above, in a lump sum and in accordance with the terms and conditions set forth in Section 3.1(c) above.
(d)    Pro-Rata Bonus Payment. The Participant shall be paid the Pro-Rata Bonus Payment as defined in Section 3.1(d) above, in a lump sum and in accordance with the terms and conditions set forth in Section 3.1(d) above.
(e)    CIC Continuation Benefit. The Company shall pay the Participant a lump sum amount calculated in the same manner as the COBRA Severance Benefit described in Section 3.1(e) above, and in accordance with the terms and conditions set forth in Section 3.1(e) above; provided, however, that under this Section 3.2(e) the relevant period shall be the period specified in the chart below rather than the period specified in Section 3.1(e) above (the "CIC Continuation Benefit").

Participant Level	Applicable Period
Tier I Participant	24 months
Tier II Participant	24 months
Tier III Participant	12 months
(f)    Outplacement Services. During the twelve (12) month period following a Participant's Termination Date, the Participant will be entitled, at the Company's cost, to outplacement services provided by a firm selected by the Company. A Participant entitled to outplacement services hereunder must notify the Company of his or her desire to utilize such services within twenty (20) days following his or her Termination Date.
(g)    Life Insurance. The Company shall pay the Participant an amount intended to be equivalent to the total premium cost of the Participant's group term life insurance coverage under the Cantel group life insurance plan as in effect on the day prior to the Participant's Termination Date, for a twenty-four (24) month period following the Termination Date (the "Life Insurance Benefit").

The Life Insurance Benefit described above will be paid regardless of whether the Participant elects to convert his or her group life insurance coverage to individual coverage (if such conversion is available), or whether the Participant elects to purchase a separate life insurance policy of his or her choosing. Any such election will be the sole responsibility of the Participant.
(h)    Treatment of Outstanding Equity Awards. Subject to Section 409A (if applicable) regarding the time of payment of an award under the Equity Plan, (i) any and all non-performance-based awards and performance-based awards granted under the Equity Plan will become fully vested as of the Termination Date and (ii) in the case of performance-based awards, such full vesting will occur on the basis that performance had been achieved at the "target" level specified in the award.
3.3.    Other Terminations. If a Participant's termination of employment results from any reason other than a Qualifying Termination, such Participant shall be eligible only to receive his or her Accrued Obligations.
4.    No Contract of Employment
Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits pursuant to the Plan shall be construed as giving any person the right to be employed by any member of the Company Group. The employment relationship between each Participant and any member of the Company Group is an "at-will" relationship. Accordingly, either the Participant or any member of the Company Group that employs the Participant may terminate the relationship at any time. Effective upon a Participant's Termination of Employment for any reason, the Participant shall hold no further office, directorship or other position with the Company Group and will be deemed to have resigned from any and all such positions.
5.    Conflict in Benefits; Noncumulation of Benefits
5.1.    Effect of Plan. The terms of the Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior agreements and arrangements, whether written or oral, and understandings regarding the subject matter of the Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the effective date of his or her Participation Agreement), and shall be the exclusive terms for the determination of any severance payments and benefits due to such Participant. The foregoing notwithstanding, the terms of the Plan do not supersede or take priority over the terms or conditions of any agreement between a Participant and a Group Company relating to maintaining the confidentiality of information, the assignment of inventions, non-competition, and/or nonsolicitation of Company Group employees, or any other agreements containing restrictive covenants intended to protect the business and goodwill of the Company Group (any such agreements, collectively, the "Existing Restrictive Covenant Agreements"). This Plan and any Existing Restrictive Covenant Agreement shall be treated and interpreted as complementary, and in the event of any conflict between certain provision(s) in the Plan and certain provision(s) in an Existing Restrictive Covenant Agreement, the provision(s) of the document which is regarded as most beneficial to the Company's interests, as determined in the Committee's sole discretion, is the provision(s) that shall be applicable and applied.
5.2.    Noncumulation of Benefits. Except as expressly provided in a written, fully executed agreement between a Participant and the Company which is entered into after the date of such Participant's Participation Agreement and which is approved by the Board or the Committee, the total amount of payments and benefits that may be received by such Participant as a result of events giving rise to a Qualifying Termination pursuant to (a) the Plan, (b) any agreement between such Participant and a Group Company, or (c) any other plan, practice, or statutory obligation of a Group Company, shall not exceed the amount of payments and benefits provided by the Plan upon such events. To the extent that a Participant shall have received severance payments or other severance benefits under any other plan or agreement of any Group Company before receiving severance payments or other severance benefits pursuant to this Plan, the severance payments or other severance benefits under such other plan or agreement shall reduce (but not below zero) the corresponding severance payments or other severance benefits to which such Participant shall be entitled under this Plan. To the extent that a Participant accepts payments made pursuant to this Plan, such Participant shall be deemed to have waived his or her right to receive a corresponding amount of future severance payments or other severance benefits under any other plan or agreement of the Company Group. Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the plans or policy of the Company Group or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.
6.    Administration, Termination, and Amendment of Plan
6.1.    Administration. The Committee shall act as the plan administrator of the Plan. The Committee has the sole discretion and authority to administer the Plan, including the sole discretion and authority to:
(a)    adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;
(b)    determine questions of eligibility and entitlement to benefits and interpret the terms and provisions of the Plan;
(c)    act under the Plan on a case-by-case basis; the Committee's decisions under the Plan need not be uniform with respect to similarly situated Participants; and
(d)    delegate its authority under the Plan to any Director, officer, employee, or group of Directors, officers and/or employees of the Company; provided that if any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan, and the Committee will designate another person to exercise such authority. The Committee has delegated its day-to-day ministerial responsibility under the Plan to the Company's Human Resources Department under the supervision of the Company's highest level officer in charge of Human Resources or such other person or persons as the Committee may designate (the "Claims Administrator").
Any determination of the Committee shall be final and conclusive, and shall bind and may be relied upon by the Company Group, each of the Participants and all other parties in interest.
6.2.    Amendment and Termination of the Plan. Subject to compliance with the requirements of Section 409A, the Committee may amend or terminate the Plan in any respect (including any change to the severance benefits) at any time; provided, however, that any amendment that would defer the payment or reduce the amount of severance benefits hereunder to any Participant, or any action that would remove a Participant from participation in the Plan, or any amendment that would revise the definition of Cause in a manner that adversely affects the Participants, or any termination of the Plan (each an "Adverse Action") shall be effective only with one (1) year's prior written notice to affected Participant(s); provided further, however, that no Adverse Action may be adopted or become effective during a Change in Control Coverage Period. Notwithstanding the foregoing but subject to the requirement of compliance with Section 409A, if applicable, the limitations on the timing of Adverse Actions may be waived in writing by any affected Participant.
7.    Claims for Benefits
7.1.    Claims for Benefits.
(a)    No claim shall be required for benefits due under the Plan. Any individual eligible for benefits under this Plan who believes he or she is entitled to additional benefits or who desires to clarify his or her right to future benefits under the Plan (a "Claimant") may submit his or her application for benefits ("Claim") to the Claims Administrator, with a copy to the Company's General Counsel; provided, that in the event that the Claimant seeking benefits would otherwise be the Claims Administrator, then the Company's Chief Executive Officer (or his or her designee) shall act as the Claims Administrator. All Claims under the Plan must be properly submitted not later than one (1) year after the date on which the Participant is sent a communication from the Plan, the Committee or a Group Company containing the information contested or challenged by the Claim.
A Claimant has the right to appoint someone to represent him or her in the benefit claim. A Claimant may do so by including the appointed representative's name and contact information in the initial written claim for benefits or otherwise in writing to the Claims Administrator at the Company's address shown in Section 8.1(a). Unless the Claimant indicates otherwise, if a Claimant appoints a representative to act on his or her behalf with respect to the benefit claim, the Plan will direct all notifications regarding the claim to the designated representative. A Claimant may cancel or modify the appointment of the representative at any time by notifying the Claims Administrator in writing.
(b)    When a Claim has been filed properly, it shall be evaluated subject to a full and fair review and the Claimant or his or her duly authorized representative shall be notified of the approval or the denial of the Claim within 90 days (45 days if the Claim relates to disability status) after the receipt of such Claim. If special circumstances require an extension of time for processing a Claim, a written notice of the extension shall be furnished to the Claimant before the end of the initial ninety (90) day or forty-five (45) day period, as applicable. In no event shall such extension exceed ninety (90) days. The notice of extension shall explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Claim, and the additional information needed to resolve those issues. A Claimant or representative will have at least 45 days to provide the specified information.
If a Claim for benefits is denied, in whole or in part, the notice shall be written in a manner calculated to be understood by the Claimant and shall include:
i.    The specific reason or reasons for the denial;
ii.    References to the specific Plan provisions on which the denial is based;
iii.    A description of any additional material or information necessary for the applicant to perfect the Claim and an explanation of why such material or information is necessary; and
iv.    A description of the Plan's Claims review procedures and the time limits applicable to such procedures, and a statement of Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)    Further, in the case of the denial of a Claim involving Disability, the notification will be set forth in a culturally and linguistically appropriate manner and will also include the following:
(i)    a statement that if the adverse determination relies upon an internal rule, document, guideline, protocol, standard or other similar criterion, upon the Claimant's request a copy of such rule, document, guideline, protocol, standard or other similar criterion is available free of charge;
(ii)    a statement that if the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, upon the Claimant's request an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the medical circumstances at hand, is available free of charge; and
(iii)    a discussion of the decision including an explanation of the basis for disagreeing with or not following:
(1)    the views presented to the Plan of health care professionals who treated the Claimant or vocational professionals who evaluated the Claimant;
(2)    the views of the medical and vocational experts whose advice was obtained on behalf of the Plan, without regard to whether the advice was relied upon in making the benefit determination; and
(3)    a Social Security Administration disability determination presented to the Plan by the Claimant.
7.2.    Appeal of Denial of Claim.
(a)    Except as otherwise noted below with respect to the appeal of a denial of a Claim involving a Disability, if a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the period specified in Section 7.2(b) or, if applicable, Section 7.2(c) (i.e., is deemed "denied"), Claimant may appeal the denial to the Committee within 60 days (180 days if the Claim relates to Disability status) after receipt of such denial (or after such Claim is deemed denied). In pursuing such appeal, Claimant or his or her duly authorized representative:
i.    may request in writing that the Committee review the denial;
ii.    may receive, upon request and free of charge, reasonable access to documents, records and other information relevant to the Claim for benefits; and
iii.    may submit documents, records and comments and other information in writing.
(b)    Upon receipt of a request for review from a Claimant, the Committee shall make a full and fair evaluation. The decision on review shall be made by the Committee within sixty (60) days (forty-five (45) days if the appeal is from a denied Claim as to disability status) of receipt of the request for review. If the Committee determines that special circumstances require an extension of time for processing the Claim, the Claimant or representative will receive a written notice of the extension before the end of the initial sixty (60) or forty-five (45) day period, as applicable. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the determination on review. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by Claimant, and, if the decision on review is a denial of the Claim for benefits, shall include:
i.    The specific reason or reasons for the denial;
ii.    References to the specific Plan provisions on which the denial is based;
iii.    A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to Claimant's Claim for benefits; and

iv.    A statement of Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(c)    For these purposes, a document, record or other information is "relevant" to the Claim if it:
i.    was relied upon the Claims Administrator in making a decision on the Claim;
ii.    was submitted, considered or generated in the course of the Claims Administrator's making a decision on the Claim without regard to whether the Claims Administrator relied upon it in making that decision; or
iii.    complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on Claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated Claimants.
(d)    A review of a denial of a Claim for benefits based upon Disability will not afford deference to the initial adverse benefit determination and will:
i.    be conducted by a named person who is neither the individual who made the initial adverse determination, nor a subordinate of such individual;
ii.    be conducted, if the Claim is based, in whole or in part, on a medical judgment, upon consultation with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who has neither consulted in connection with the initial adverse determination, nor is a subordinate of the individuals who made the initial adverse determination; and
iii.    identify medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.
(e)    The Claimant or representative will receive, free of charge, as soon as possible and sufficiently in advance of the date on which a notice of adverse benefit determination on review is required to be provided, any new or additional evidence considered, relied upon or generated in connection with the Claim, and any new or additional rationales forming the basis of the Committee's determination of the Claim.
(f)    In addition to the three (3) requirements noted in clause (c) above, a document, record or information also is relevant to a claim involving Disability benefits if it constitutes a statement of policy or guidance with respect to the Plan concerning the denied benefit even if not relied upon in making the determination.
(g)    The Committee will notify the Claimant or representative of its decision on review of a denial of a Claim involving Disability within 45 days of having received the request for review. In special circumstances, the Committee may require an extension of up to an additional 45 days to process the appeal. If an extension is needed, the Committee will notify the Claimant or representative prior to the end of the initial 45-day period and describe the special circumstances necessitating the extension.
(h)    In the case of a decision on appeal upholding the Claims Administrator's initial denial of the Claim involving Disability, the Committee's notice of its decision on appeal will set forth, in an understandable manner, the following information:
i.    the same information as in the initial benefit determination notice regarding internal rules, documents, guidelines, protocols, standards or other similar criterion (or the claimant's access to that information);
ii.    the same statement as in the initial benefit determination notice regarding denials based on medical necessity or experimental treatments;
iii.    the same explanation of the basis for disagreeing or not following: the views of health or vocational professionals treating or evaluating the Claimant; the views of medical or vocational experts whose advice was obtained by the Plan, without regard to whether the advice was relied upon; and any Social Security Administration disability determination presented by the Claimant to the Plan;
iv.    the same statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA, which shall also include a description of any applicable Plan-imposed limitations period, including the calendar date when the limitations period will expire; and
v.    the following statement: "You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency."
7.3.    Finality. All interpretations, determinations and decisions with respect to any Claim, including the appeal of any Claim, and any matter relating to the Plan will be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records and other information presented to it, and will be final, conclusive and binding on all persons.
7.4.    Exhaustion and Time Limit. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a Claim, before filing a Claim and exhausting his or her rights to review under Sections 7.2 and 7.3 above. All actions regarding a denial of benefits or a Claim under the Plan must be filed not later than one (1) year after the date on which the Committee issues its adverse benefit determination. Venue for any such action shall be as provided in Section 10.2.

8.    Notices
8.1.    General. For purposes of the Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
(a)    If to the Committee or the Company:
Compensation Committee of the Board of Directors of
Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424
Attention: General Counsel
(b)    If to a Participant, at the home address which such Participant most recently communicated to the Company in writing.
8.2.    Notice of Change of Address. The Company may provide Participants with notice of a change of address, and a Participant may provide the Company with notice of a change of address, pursuant to this Section 8.
8.3.    Participant Information. Each Participant shall notify the Committee of his or her home address and each change of home address. Each Participant shall also furnish the Committee with any other information and data that the Committee considers necessary for the proper administration of the Plan. The information provided by the Participant under this Section shall be binding on the Participant and his or her dependents, beneficiaries, heirs and estate for all purposes of the Plan and the Committee shall be entitled to rely on any representations regarding personal facts made by a Participant unless such representations are known to be false.
8.4.    Electronic Media. Under procedures authorized or approved by the Committee, any form for any notice, election, designation, or similar communication required or permitted to be given to or received from a Participant under this Plan may be communicated or made available to the Company or a Participant in an electronic medium (including computer network, e-mail or voice response system) and any such communication to or from a Participant through such electronic media shall be fully effective under this Plan for such purposes as such procedures shall prescribe. Any record of such communication retrieved from such electronic medium under its normal storage and retrieval parameters shall be effective as a fully authentic executed writing for all purposes of this Plan absent manifest error in the storage or retrieval process.

9.    Certain Federal Tax Considerations
9.1.    Internal Revenue Code Section 409A.
(a)    The amounts payable under the Plan are intended to comply with or, to the maximum extent possible, be exempt from Section 409A, and all provisions of the Plan shall be interpreted and construed in a manner that establishes an exemption from or compliance with the requirements for avoiding additional taxes or interest under Section 409A(a)(1)(B) of the Code. In no event whatsoever will the Company Group, or any Board member, officer or employee of any Group Company acting on behalf of the Company Group, be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A or any damages for failing to comply with Section 409A. Notwithstanding anything in this Plan to the contrary, the Board, the Committee and the Company Group do not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax laws or regulations.
(b)    A Termination of Employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a Termination of Employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If a Participant is deemed on his or her Termination Date to be a Specified Employee, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided on the date which is the earlier of: (i) the first day of the seventh (7th) month following the date of such "separation from service" of such Participant, and (ii) the date of such Participant's death (the "Delay Period"). Upon the expiration of the Delay Period, all of the payments of a Participant delayed pursuant to this Section 9.1(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to such Participant in a lump sum, without interest, and any remaining payments and benefits due such Participant under the Plan shall be paid or provided in accordance with the payment dates specified herein for such payments or benefits.
(c)    All reimbursements of expenses provided for herein shall be payable in accordance with the Company's expense reimbursement policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant seeking reimbursement. No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. The right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
(d)    For purposes of Section 409A, a Participant's right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., "payment shall be made within sixty (60) days following the Termination Date"), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)    To the extent any payment or benefit which constitutes Section 409A deferred compensation is contingent upon the execution and non-revocation of a Release, then such payment or benefit shall not commence until the latest of: (i) the first payroll date occurring on or after the sixtieth (60th) day following the Participant's Termination of Employment; (ii) the first payroll date occurring on or after the period for revocation of a Release has expired; and (iii) the set payment date otherwise established for commencing the payments and/or benefits. Further, if the full period given to a Participant to consider such Release plus any revocation period provided for in such Release begins in one calendar year and ends in the subsequent calendar year, then any payment or benefit which constitutes Section 409A deferred compensation shall not be made until the subsequent calendar year.
(f)    Notwithstanding any provision of the Plan to the contrary, to the extent that any amount constituting Section 409A deferred compensation would become payable in a lump sum rather than installments under the Plan by reason of a Change in Control, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a "Section 409A Change in Control"). The portion of any payment or benefit which constitutes Section 409A deferred compensation and which would otherwise be payable in a lump sum pursuant to Section 3.2 upon a Change in Control that does not qualify as a Section 409A Change in Control shall be paid based upon the time and form of payment set forth in Section 3.2, and with respect to other awards or programs in accordance with the plan or other documents governing such award.
9.2.    Internal Revenue Code Section 280G Contingent Cutback.
(a)    If any payment(s) or benefit(s) that a Participant would receive pursuant to the Plan and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and applicable regulations, and (ii) but for this Section 9.2 or any reduction provided by reason of Section 280G of the Code in any such other agreement, plan, policy or arrangement, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Participant shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to such Participant without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income and employment taxes and the Excise Tax, results in the receipt by such Participant, on an after-tax basis, of the greatest portion of the parachute payments. Any reduction for purposes of clause (B) shall be made in the following order: (i) cash severance payments that are exempt from Section 409A shall be reduced; (ii) other cash payments and benefits that are exempt from Section 409A, but excluding any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced; (iii) any other payments or benefits, but excluding any payments attributable to an acceleration of vesting and payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced on a pro-rata basis or in such other manner that complies with Section 409A; (iv) any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A shall be reduced, in each case beginning with payments that would otherwise be made last in time; and (v) to the extent any of such payments or benefits are Section 409A deferred compensation, such payments shall be reduced, in each case beginning with payments that would otherwise be made last in time but without changing any payment date.
(b)    Unless the Company and a Participant otherwise agree in writing, any determination required under Section 9.2(a) shall be made in writing by the Company's independent public accountants, whose determination shall be conclusive and binding upon such Participant and the Company for all purposes. For purposes of making the calculations required by Section 9.2(a), the Company's independent public accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such Participant shall furnish to the Company's independent public accountants such information and documents as the accountants may reasonably request in order to make a determination under Section 9.2(a). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this provision.
10.    Additional Provisions
10.1.    Records. The records of a Group Company with respect to a Participant's length of employment, employment history, reason for employment termination, base pay, absences, and all other relevant matters may be conclusively relied on by the Committee.
10.2.    Choice of Law and Dispute Resolution. This Plan is an employee pension benefit plan that is regulated by ERISA, a federal law. Except to the extent pre-empted by ERISA or other federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law provisions. The Company and each Participant agree that the state courts of New Jersey and, if the jurisdictional prerequisites exist at the time, the federal courts in the State of New Jersey, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or relating to this Plan. The Company and each Participant irrevocably (i) consents to the exclusive jurisdiction and venue of the courts of New Jersey and federal courts in the State of New Jersey, in any and all actions arising under or relating to this Plan, and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. The Committee's interpretation of Plan provisions, and any findings of fact, including eligibility to participate and eligibility for benefits, are final, shall be given deference by any court of law and will not be subject to "de novo" review unless shown to be arbitrary and capricious. The Company and the Participant will each separately pay its counsel fees and expenses unless otherwise determined by a court of competent jurisdiction.

10.3.    No Mitigation. No Participant shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to the Participant as the result of the Participant's employment by another employer or self-employment.
10.4.    Unfunded Obligation. All amounts payable to Participants pursuant to the Plan are unfunded obligations of the Company. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Payments under the Plan shall be made, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company Group to make such payments to the extent provided herein.
10.5.    Recoupment and Offset. The Company has the unilateral right, in its sole discretion, and to the extent permitted by applicable law, to offset the payment of benefits under the Plan against amounts due from a Participant under the Company's clawback/recoupment policy as in effect from time to time (including, without limitation, any clawback, recovery or recoupment policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company's common stock may be listed) and against any other amounts owed to the Company Group by a Participant.
10.6.    Overpayments. If any overpayment is made to a Participant under the Plan for any reason, the Company will have the right to recover the overpayment. The Participant and his successors shall cooperate fully with the Company and return any overpayment. The Company also has the right to offset an overpayment from any other payment of compensation made to or on behalf of the Participant.
10.7.    Limitation of Liability; Indemnification.
(a)    The members of the Board, the Committee and the Claims Administrator shall have no liability with respect to any action or omission made by them in good faith or from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Committee, the Claims Administrator and each employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and its successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys' fees) reasonably incurred by or imposed on such member of the Board, the Committee, the Claims Administrator and each employee to whom such duties, responsibilities and authorities are delegated that arise as a result of his, her or its actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company (or any of the other companies in the Company Group). Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.
(b)    To the extent applicable, the Company will continue to cover each Participant under its directors' and officers' insurance policy following the Termination Date for a period of time equal to the applicable statute of limitations. The Company shall indemnify and hold each Participant harmless to the fullest extent legally permitted or authorized by the Company's by-laws or by applicable law, in respect of any liability, damage, cost or expense (including reasonable attorneys' fees) actually and reasonably incurred in connection with the defense of any claim, action, suit or proceeding to which the Participant is a party by reason of the Participant's being or having been an officer or director of the Company or any subsidiary or affiliate, or the Participant's serving or having served at the request of such other entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company shall pay the expenses (including reasonable attorneys' fees) actually and reasonably incurred in defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of the Participant's undertaking to repay all amounts advanced unless it is ultimately determined that the Participant is entitled to be indemnified under this Section.
10.8.    No Representations. By executing a Participation Agreement, a Participant acknowledges that in becoming a "Participant" in the Plan, such Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company Group which is not set forth explicitly in the Plan.
10.9.    Waiver. No waiver by a Participant or the Company Group of any breach of, or of any lack of compliance with, any condition or provision of the Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
10.10.    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.11.    Benefits Not Assignable. Except as otherwise required by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective.
10.12.    Tax Withholding. All payments made pursuant to the Plan will be subject to withholding of applicable income and employment taxes.

10.13.    Further Assurances. From time to time, at the Company's request and without further consideration, a Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, such Participant's Participation Agreement, and/or such Participant's Separation and Release Agreement.
10.14.    Successors. This Plan shall inure to the benefit of and be binding upon the Company, each company with the Company Group, and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any Group Company to assume expressly and agree to comply with this Plan in the same manner and to the same extent that such Group Company would be required to comply with it if no such succession had taken place. Failure to require such assumption will be a material breach of this Plan. Any successor to the business or assets of any Group Company that assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Company Group under this Plan as if such successor were the employer.
10.15.    Payments to Beneficiary. If a Participant dies after becoming entitled to payments under this Plan but before receiving all amounts to which he or she is entitled under this Plan, then such remaining amounts shall be paid to his or her estate notwithstanding his or her marital status.

EXHIBIT A
FORM OF AGREEMENT TO PARTICIPATE IN THE CANTEL MEDICAL CORP. EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

[CANTEL MEDICAL CORP. LETTERHEAD]
[DATE], 20__
AGREEMENT TO PARTICIPATE IN THE CANTEL MEDICAL CORP. EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
Dear [INSERT PARTICIPANT NAME],
As a critical employee of Cantel Medical Corp. (the "Company" and, together with its direct and indirect subsidiaries, the "Company Group") or another member of the Company Group, you are eligible to participate in the Company's newly adopted Executive Severance and Change in Control Plan (as amended from time to time, the "Plan"). A copy of the Plan is enclosed with this Agreement to Participate in the Cantel Medical Corp. Executive Severance and Change in Control Plan (the "Participation Agreement"). Capitalized terms used in this Participation Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.
The Company considers the severance benefits offered under the Plan to be an important part of our overall executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance benefits helps to attract and retain highly qualified executives by providing income continuity in the event of an involuntary termination of employment. These arrangements also allow the Company Group to protect its interests through corresponding confidentiality, non-solicitation, noncompetition and other restrictive covenants, which are among the provisions that will be incorporated into a Separation and Release Agreement that the Participant in the Plan must execute and return (and not thereafter revoke) in order to be eligible to receive the severance benefits set forth in the Plan. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
By accepting this Participation Agreement, you hereby acknowledge, agree and confirm that:
1.    You have received a copy of the Plan and have read, understand and are familiar with the terms and provisions of the Plan;

2.    The Plan supersedes and replaces the severance provisions of any existing severance arrangement (or other agreement providing for severance benefits), whether written or unwritten, to which you are a party[, including but not limited to the [INSERT NAME(S) OF EXISTING AGREEMENT(S) PROVIDING SEVERANCE BENEFITS], dated [INSERT DATE]] (each, a "Prior Severance Agreement"). You agree that each Prior Severance Agreement is hereby rendered null and void and no longer in effect. You further agree that in no circumstances are you or will you be eligible to receive severance benefits of any kind under a Prior Severance Agreement.
3.    The employment relationship between yourself and the Company (or any Group Company that employs you) is an "at-will" relationship;
4.    In order to obtain certain of the severance benefits provided for in the Plan, you will be required to execute, deliver, and not thereafter revoke, a Separation and Release Agreement, which will contain, among other things, certain restrictive covenants to which you will be subject;
5.    Disputes and disagreements regarding your right to severance benefits under the Plan are governed by a claims procedure set forth in Section 7 of the Plan, which you must follow; and
6.    The Company has the unilateral right, in its sole discretion, to offset the payment of benefits to you under the Plan against amounts due from you under the Company's clawback/recoupment policy as in effect from time to time and against any other amounts that you owe to the Company Group.
You acknowledge that: (i) the Plan confers significant legal rights and obligations; (ii) the Company has encouraged you to consult with legal and financial advisors as appropriate; and (iii) you have had adequate time to consult with such advisors before executing this Participant Agreement.
Please indicate your acceptance and agreement to the Plan and this Participation Agreement by signing in the space indicated below and returning the agreement to the Company by no later than [INSERT]. Upon your acceptance, you shall be deemed a "Participant" of the Executive Severance Plan as of the date your duly signed Participation Agreement is received by the Company.
Sincerely,
CANTEL MEDICAL CORP.
By:
Name:          Jean Casner
Title:     Senior Vice President, Chief Human Resources Officer

AGREED AND ACCEPTED BY THE UNDERSIGNED ON THIS ____ DAY OF _______________, 20__.
PARTICIPANT
[INSERT PARTICIPANT NAME]

Signature

Name Printed

Address

EXHIBIT B
FORM OF SEPARATION AND RELEASE AGREEMENT
To:    [Name of Employee]
From:    [*]
Date:    [*]
RE:    CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”)
This letter confirms that your employment with Cantel Medical Corp. or one of its direct or indirect subsidiaries (collectively, the “Company”) will terminate effective [*] (the “Termination Date”), regardless of whether you execute this Agreement (or the date of your execution of this Agreement). This letter also confirms your final pay and benefits as well as the separation benefits you will receive if you sign and return the original of this Agreement to the Company (as instructed below) and do not rescind the release of ADEA Claims (as defined below) under Section 17 of this Agreement1, in the time frames noted below and abide by all other terms of this Agreement. All payments made to you under this Agreement are subject to applicable withholdings, taxes and deductions; and all cash payments will be paid through the Company’s payroll system in the ordinary course. This Agreement is intended to be consistent with the benefits payable to Participants under Section 3.1 of the Cantel Medical Corp. Executive Severance and Change in Control Plan (the “Plan”) and is subject to the terms of the Plan.
Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan. You are deemed a Tier [*] Participant under the Plan.
1.Final Pay and Benefits. Regardless of whether you sign and return this Agreement, you will receive the final pay and benefits set forth in this Section 1 as follows:

•Final Pay.    You will be paid your regular base salary through and including the Termination Date, as well as any accrued and unused PTO (which includes vacation and sick days, but not floating holidays) through such date, subject to applicable taxes and withholding.

1 Agreements covering employees who reside in or are based in Minnesota will include a reference to the Minnesota Human Rights Act, M.S.A. § 363A.01 et seq.

•Reimbursement of Expenses. Provided that you apply for reimbursement in accordance with the Company’s established reimbursement procedures (within the period required by such procedures but under no circumstances later than ninety (90) days after the Termination Date), the Company will pay you any reimbursements to which you are entitled under such procedures.

•Benefits. Your medical and dental insurance benefits (to the extent applicable) will be continued through the last day of the month in which the Termination Date occurred. You will have the option to continue these benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 18 months, or for such other period as provided by law, provided that you timely apply for COBRA and timely pay the required premiums for COBRA continuation coverage. Your COBRA period will begin on the first day of the first month following the month in which the Termination Date occurs. You will receive COBRA information from our COBRA administrator promptly following the Termination Date, which will include information regarding the date by which you must enroll and the premiums you would be required to pay if you want COBRA coverage. All other benefits, including, but not limited to, PTO, and holiday pay, end on the Termination Date.

Your 401(k) benefits are governed by applicable plan documents. In addition, you may receive the vested benefits, if any, to which you are entitled pursuant to the terms of an award granted under the Equity Plan.

2.Separation Package. In addition to the final pay and benefits addressed in Section 1 above, as consideration for the release provided in this Agreement, the Company will provide you with the severance pay and benefits set forth in this Section 2 (the “Separation Package”) to which you would not otherwise be entitled, provided that you: (i)  continue to meet the duties and responsibilities of your position through the Termination Date; (ii) sign and return the original of this Agreement to Ms. Jean Casner, Senior Vice President – Chief Human Resources Officer, Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, by hand, email to jcasner@cantelmedical.com (with a copy to HRIS@cantelmedical.com), or mail, no earlier than the Termination Date or later than 21 days following your receipt of this Agreement; (ii) do not rescind the release of ADEA Claims under this Agreement during the Rescission Period (defined below in Section 17 of this Agreement); and (iii) abide by all other terms of this Agreement. The timing of payments under this Section 2 is subject to Internal Revenue Code Section 409A, as described in Section 20 below:

•Severance Payment: The Company will pay you a Severance Payment of [INSERT] , in accordance with Section 3.1(a) of the Plan, minus applicable deductions and withholdings, by check made payable to you in equal installments in accordance with the Company’s then current payroll practices. These payments shall begin following the rescission period and the Agreement becoming effective and irrevocable and will continue until the full severance amount has been paid, which may result in a reduced installment amount in the last payment. One hundred dollars ($100) of the settlement payment hereunder shall be in consideration of the release of any claim under the Age

Discrimination in Employment Act of 1967 (the “ADEA”), and you agree that such consideration is in addition to anything of value to which you are already entitled

•[INCLUDE ONLY IF APPLICABLE] Prior Year Bonus Payment: If your Termination Date is after the end of the last Fiscal Year) but before the Bonus for that year has been paid, the Company will pay you the amount determined under the terms of the applicable Bonus plan notwithstanding any provision of the Bonus plan that requires continued employment after the end of the immediately preceding annual Bonus period but subject to all other provisions of the Bonus plan, in accordance with Section 3.1(c) of the Plan.]

•Pro-Rated Bonus Payment: The Company will pay you a pro rata portion of your [INSERT FY] target Bonus, based on achievement of 100% of the applicable performance target for such year, in accordance with Section 3.1(d) of the Plan.

•COBRA Severance Benefit: The Company will pay you in a lump sum an amount equal to the sum of the employer portion and the employee portion of the full monthly premium for your elected coverage under the Cantel group health plan (including medical and dental coverages) as in effect on the day prior to the Termination Date, for a period of [*] months (the "COBRA Severance Benefit"). The COBRA Severance Benefit will be calculated and paid in accordance with Section 3.1(e) of the Plan. Section 1 above describes the steps you must take if you want to have COBRA coverage; nonetheless, this COBRA severance benefit is independent of whether you elect COBRA coverage (or any other coverage).

◦LTI: The [*] unvested time-based restricted stock units (RSUs) of Cantel held by you on the Termination Date that are scheduled to vest on or before [*2] will be deemed vested and no longer subject to forfeiture as of the Termination Date. Notwithstanding the foregoing or any provision in any applicable RSU agreement to the contrary, shares in settlement of the vested RSUs, including all dividend equivalents associated therewith, will be delivered or the cash equivalent paid, as applicable, as of the payment date provided for in the original grant of such RSUs. You acknowledge and agree that any and all other RSUs held by you on the Termination Date will be forfeited on the Termination Date, and you are not entitled to, and are not receiving, any additional equity awards or cash equivalents on or after the date of this Agreement
◦Outplacement Assistance. Following the Termination Date, you will be entitled, at the Company's cost, to outplacement services for a period not to exceed twelve (12) months. Such services will be provided by a firm selected by the Company and subject to the standard terms of their applicable outplacement program. You must notify the Company of your desire to utilize such services within twenty (20) days
2 Insert the date of the next LTI tranche to vest following the Termination Date.

following the Termination Date and commence such services within sixty (60) days following the Termination Date.
3.General Release of Claims. By signing this Agreement, you agree that the Separation Package, and other benefits set forth in this Agreement constitute adequate consideration for your release and waiver of claims as set forth below.  For valuable consideration you receive from the Company pursuant to this Agreement, you, on behalf of yourself and your heirs, executors, administrators, trustees, representatives, successors and assigns (collectively, the “Releasors”) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, and any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you or any of the other Releasors have or may have against the Company, any parent, subsidiary, division, affiliated or related entities, its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the current and former trustees and administrators of any pension or other benefit plan applicable to the employees or former employees of any of them, and the successors, predecessors and assigns of each (collectively “Releasees”), arising out of, or in any manner based upon, or related to, any act, occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this Agreement.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against: any and all claims arising out of or relating to your employment by the Company (and/or by any of the other Releasees), the terms and conditions of such employment and/or the termination of such employment; any and all claims that arise under the U.S. Constitution, the New Jersey Constitution, the New Jersey Law Against Discrimination, N. J. Rev. Stat. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. S.A. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq., and any claims under any other New Jersey or other state or local anti-discrimination, employment or human rights laws or regulations, any claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; any and all claims arising under any other local, state or federal constitution, statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, citizenship, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, parental status, pregnancy, genetic information, or any other legally protected category or characteristic; any and all claims for wages, salary, commissions, bonuses, equity, incentives, insurance, paid and unpaid leave, expense reimbursement, or other compensation; any and all claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied); any and all whistleblower claims under any federal, state or local law or regulation or under common law; any violation of express or implied employment agreements, covenants, promises or duties, intellectual property or proprietary rights, and/or any other tortious conduct, such as assault or battery, background check violations, defamation, detrimental reliance, fiduciary breach, fraud, indemnification, intentional or negligent infliction of emotional distress, interference with contractual or other legal rights, invasion of privacy, loss of consortium, misrepresentation, negligence (including negligent hiring, retention, or supervision), personal injury, promissory estoppel, public policy violation, retaliatory discharge, safety violations; posting or records-related violations or other federal, state or local statutory or common law cause of action, including, without limitation, any claims for compensatory, emotional or distress damages, punitive or liquidated damages, attorneys’ fees, costs, interest, penalties or disbursements.

[PLUS THE APPLICABLE STATE PROVISIONS BELOW, IF ANY, FOR EMPLOYEES WHO RESIDE IN OR ARE BASED IN CA, MA, MN, MO, ND, RI, SD or WV (I.E., ”BASED IN” MEANING THE CANTEL OFFICE WHERE HE/SHE REPORTS). DELETE INAPPLICABLE PROVISIONS]
[California: Because you work or reside in California, you waive all rights under California Civil Code § 1542 which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.]
[Massachusetts. You also waive all claims or rights arising under the Massachusetts Payment of Wages Law, G.L. c.149; the Massachusetts Fair Employment Practices Act, G.L. c.151B; An Act Relative to Domestic Violence, M.G.L. ch. 149, s. 52E; the Massachusetts Law Prohibiting Unlawful Discrimination, M.G.L. ch. 151B, § 1 et seq.; the Massachusetts Right to be Free from Sexual Harassment Law, M.G.L. ch. 214, § 1C; the Massachusetts Discrimination Against Certain Persons on Account of Age Law, M.G.L. ch. 149, § 24A et seq.; the Massachusetts Equal Rights Law, M.G.L. ch. 93, § 102 et seq.; any claims under any other Massachusetts or other Commonwealth or local anti-discrimination, employment or human rights laws or regulations, or any other Massachusetts or other Commonwealth or local law, ordinance or regulation, any claims under any other Commonwealth or local law, ordinance or regulation.]
[Minnesota. This Agreement releases claims under the Minnesota Constitution, the Minnesota Human Rights Act, M.S.A. §363A.01 et seq., the Minnesota Equal Pay for Equal Work Law, M.S.A. §181.66 et seq., the Minnesota Dismissal for Age Statute, M.S.A.

§181.81 et seq., the Minnesota Retaliatory Discharge Law, M.S.A. §176.82; the Minnesota Nonwork Activities Law, M.S.A. § 181.938; the Minnesota Notice of Termination Law, M.S.A. § 181.931 et seq.; and any under any other Minnesota or other state or local anti-discrimination, employment or human rights laws or regulations, or any other New Jersey or other state or local law, ordinance or regulation, any claims under any other state or local law, ordinance or regulation.]
[FOR IL. MO, ND, RI, SD or WV, applicable statutes will be added]

4.Release of Unknown Claims. You understand that this release extends to all of the aforementioned claims and potential claims, whether now known or unknown, suspected or unsuspected.

5.Excluded Claims. You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any stock grants, stock options or other forms of equity awards, 401(k) or other retirement plan by virtue of your employment with the Company, subject to the terms and conditions of the applicable plans, any grant or award agreement and applicable law,  (ii) any rights or claims that may arise after this Agreement is signed by you, (iii) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (iv) any right you may have to apply for any state unemployment insurance benefits, (v) any workers compensation benefits to which you may be entitled under applicable law, (vi) any rights to indemnification under any agreement with the Company, any certificate of incorporation or by laws (or comparable organizational document) of the Company or any applicable insurance policy of the Company with respect to acts or omissions by you occurring or alleged to have occurred during the course of your employment by the Company (and/or by any of the other Releasee entities), subject to the applicable definitions, terms and conditions of any such agreement, certificate of incorporation, by laws (or comparable organizational document), insurance policy and applicable law, or (vii) any rights for continuation coverage under COBRA. Additionally, nothing in this Agreement waives or otherwise limits your right to: file a charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”) (and/or with any other government agency); testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other government agency); or challenge under the Older Workers Benefit Protection Act (“OWBPA”) (29 U.S.C. § 626) the knowing and voluntary nature of your release of any claims that you may have under the ADEA. However, neither the immediately preceding sentence nor any other provision in this Agreement constitute a waiver of any kind by any of the Releasees of their right to assert the Release set forth in this Agreement as a defense to any charge or complaint filed with the EEOC, any other government agency, any court, and/or any other tribunal. Additionally, you hereby waive any right to, and agree that you will not accept, any monetary award or recovery resulting from a filing of a charge or complaint by or with the EEOC, any other government agency, any court, and/or any other tribunal against the Company (and/or against any of the other Releasees) asserting or alleging any claim, demand or cause of action that has been released or waived in this Agreement. In addition, for the avoidance of doubt, nothing in this Agreement shall be interpreted to limit your right to receive an award to which you may be entitled for information provided to the U.S. Securities and Exchange Commission (“SEC”), the U.S. Commodity Futures Trading Commission (“CFTC”), or equivalent state securities enforcement agencies.

6.Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by that General Release, you agree never to sue any Releasee for any reason covered by that General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Company can require you to return all but $100.00 of the money and benefits provided to you under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.

7.Whistleblowing. You agree that (i) no one has interfered with your ability to report within the Company possible violations of any law, and (ii) it is the Company’s policy to encourage such reporting.

8.Cooperation on Transition of Business. You agree that you will provide to the Company on or before your last date of employment, and at any time within 3 months thereafter, upon the Company’s reasonable request on or following the Termination Date, a list and status of current work projects and other information deemed necessary by the Company to ensure an orderly transition of such projects. You further agree to also provide a list of any current action items with key customers and/or vendors or external communication follow up with customers or vendors that need to occur to ensure continuation of business. You also agree to reasonably cooperate with the Company in the transition of work responsibilities.

9.Return of Property. You acknowledge by your signature to this Agreement that as of the date you sign this Agreement you have returned to the Company all property of the Company, or any related entity, including laptops, smartphones, cell phones, tablets, external storage devices, any other electronic devices and equipment, or any other property issued to you during the course of employment and all documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items, whether in hard copy, on DVD, disc, flash drive or other storage mechanism, or on any electronic device, or otherwise, including all copies, which belong to the Company or any related entity or are related to the business of, or the services you performed for, the Company or any related entity, for any customer, including but not limited to any property, documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items containing trade secret, proprietary or confidential information and materials.
10.Confidentiality of Agreement. This Agreement, its terms, conditions and existence are strictly confidential, and you agree that you will not divulge or disclose this Agreement, its terms or existence in any way to any person, other than to your spouse, children, legal or tax advisor, the state unemployment compensation authorities, the taxing authorities, or any Releasees, except as required by law. Should you choose to divulge or disclose the terms, conditions and/or existence of this Agreement to any person permitted to receive the information, other than governmental agencies, you must ensure that the person will be similarly bound to keep the terms, conditions and existence of this Agreement confidential.
11.Non-Disparagement. You agree that you will not make any disparaging or negative remarks, whether oral or in writing, regarding the Company, or its respective officers, directors, employees or affiliates, or their respective operations, products and/or services. Neither this Section nor any other provision of this Agreement affects or restricts your obligation to provide good faith truthful information in connection with an application for state unemployment compensation benefits, or to provide any other good faith truthful information required in response to a government inquiry, in response to a valid subpoena or court order, in an action to enforce the terms of this Agreement, or as otherwise specifically required by law. In addition, neither this Section nor any other provision of this Agreement affects or restricts your obligation to provide good faith truthful information in connection with the filing of a claim or charge with, or an investigation, hearing or proceeding conducted by, a governmental agency, including the SEC, the CFTC, the EEOC or similar state agencies. You acknowledge and agree however (as indicated above in the General Release of Claims section of this Agreement) that you will not be entitled to recover any award of money, compensation, costs, attorney’s fees or damages whatsoever from the Company or any of the other Releasees in connection with any charge of discrimination or other claim that has been released and/or waived under Section 3 of this Agreement or if you have such a charge or claim filed on your behalf, and you agree that the Separation Package that you receive or for which you are eligible under this Agreement fully and completely compensates you for any and all claims you may have against the Company or any of the related entities and individuals released in the General Release of Claims section of this Agreement.
12.Non-Admission. Neither the Company's offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against the Company or any other Releasee. Each Releasee denies all liability.
13.Return of Separation Package. You will not receive the Separation Package described in this Agreement, and you will be required to return any such payments or benefits included in the Separation Package made to you or on your behalf if you (i) do not meet the duties and responsibilities of your position through the Termination Date, (ii) do not sign this Agreement and return the original of this Agreement in the time period specified in this Agreement, (iii) rescind the release of ADEA Claims under this Agreement after signing the Agreement, (iv) violate any of the terms and conditions set forth in this Agreement, including but not limited to the confidentiality requirements set forth above in this Agreement, or (v) if you intentionally and materially breach any obligations, covenants, restrictions or agreements of confidentiality, non-solicitation, non-competition under an agreement between you and the Company signed by you on [*] (the “Confidentiality Agreement”) and fail to cure such breach (if curable) within thirty (30) days. The remedies provided for in this

Section 13 are in addition to any other remedies that may be available to the Company under law or equity.

14.Binding Effect. This Agreement is final and binding upon and inures to the benefit of the parties and their respective successors and legal representatives and permitted assigns, and together with the applicable provisions of the Confidentiality Agreement (defined above) constitutes the complete and exclusive statement of the terms and conditions of the termination of your employment with the Company. You further acknowledge that you have not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement (and the applicable provisions of the Confidentiality Agreement), in signing this Agreement. With the exception of the Confidentiality Agreement, this Agreement supersedes and merges all prior negotiations, agreements and understandings between the Company and you, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the Company and you, and specifically identified as an amendment, modification, release, or discharge of this Agreement. If any term, clause, or provision of this Agreement is determined for any reason by a court of competent jurisdiction to be invalid, unenforceable, or void, the determination shall not impair or invalidate any of the other provisions of this Agreement, all of which shall be performed in accordance with their respective terms. However, if any of the waivers and releases set forth in Section 3 of this Agreement are held to be invalid, void and/or unenforceable by a court then: the remaining waivers and releases shall remain fully valid and enforceable and, upon request by the Company, you shall immediately duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law.
15.Consideration Period. By your signature to this Agreement, you acknowledge and agree that you have been given a period of at least twenty-one (21) calendar days following the date this Agreement was provided to you (the “Consideration Period”) to consider this Agreement prior to signing it and that you have not signed it prior to the Termination Date. If you have signed it prior to the expiration of the twenty-one (21) day period, you are acknowledging that you have done so knowingly and voluntarily and have waived the remainder of the Consideration Period. By your signature you also acknowledge and agree that the Company has advised you to consult with an attorney of your choice at your expense prior to signing this Agreement and you have done so, or chosen not to do so, of your own accord. You further agree that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the Consideration Period of at least twenty-one (21) calendar days.
16.Post-Termination Confidentiality. By signing this Agreement, you acknowledge and agree that the post-termination obligations and provisions of the Confidentiality Agreement will continue in full force and effect according to the applicable terms of the Confidentiality Agreement following your termination. By signing this Agreement, you represent that you have complied with all obligations, terms and provisions of the Confidentiality Agreement and will continue to comply with the obligations that survive termination of your employment.

17.Right to Rescind Release of ADEA Claims3. You are hereby notified of your right to rescind the release of claims in regard to claims arising under the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA Claims”) within seven (7) calendar days after signing this Agreement (the “Rescission Period”). To be effective, the rescission must be in writing and delivered to Ms. Jean Casner, Senior Vice President – Chief Human Resources Officer, Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, by hand, email to jcasner@cantelmedical.com, (with a copy to HRIS@cantelmedical.com), or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Ms. Casner, as set forth above, and sent by certified mail, return receipt requested, or recognized overnight courier. It is further understood that, if you rescind the release of ADEA Claims in accordance with this Section, or if you decide not to sign this Agreement, the Company shall have no obligation to provide the Separation Package to you under Section 2 of this Agreement, and you shall be required to return or repay any payments or benefits included in the Separation Package already received or made on your behalf.

18.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. As to any dispute concerning or arising out of this Agreement, each of the Company and you hereby expressly consent to personal jurisdiction in the State of New Jersey, hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey, County of Passaic, and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper. To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

19.Tax Consequences. Notwithstanding any action the Company takes under Sections 1 or 2 with respect to any or all federal, state or local income tax, payroll tax, or other tax-related withholding with respect to payments under this Agreement, the ultimate liability for all taxes with respect to such payments is and remains your responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any tax-related items in connection with this Agreement, and (ii) does not commit to structure the payments to reduce or eliminate your liability for any taxes with respect to the payments.

20.Section 409A. This Agreement, and any payment hereunder, is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) under the short-term deferral and separation pay plan exemptions to the maximum extent permitted by Section 409A. However, to the extent that this Agreement or any payment hereunder is subject to Section 409A, the Agreement will be construed and interpreted in a manner that is consistent with the requirements of Section 409A. For these purposes, each “payment” (as defined by
3 For employees who reside in or are based in MN, this Section will include a reference to the Minnesota Human Rights Act, M.S.A. § 363A.01 et seq. and provide for a Rescission Period of fifteen (15) calendar days after signing this Agreement.

Section 409A) made under this Agreement shall be considered a “separate payment.” Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company, its divisions and affiliates nor their respective directors, officers, employees or advisers be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If this Agreement (or any portion thereof) is subject to Section 409A and any amount subject to Section 409A becomes payable as a result of your “separation from service” (as defined under Section 409A) and at such time you are a “specified employee” (as defined under Section 409A), payment of such amount shall be delayed and shall be paid (without interest) on the first day of the seventh calendar month following the date of your “separation from service.” Further, in the event that the period of time given to consider a release agreement spans two years, to the extent a payment is subject to the execution of the release and to Section 409A, the payment may not be made earlier than January 1 of the second year.

21.Resignations. Effective as of the Termination Date, you will be deemed to have resigned from any and all of your director positions and offices with the Company and any and all of its affiliates and divisions. However, upon the request of the Company, you agree to sign and return to the Company any formal resignations of Cantel affiliates provided by the Company.

22. Applicable only to Employees aged 62 or older: Medicare Secondary Payer. Nothing in this Agreement prevents either party from: (i) addressing any claim for reporting violations, penalties, or reimbursement liabilities under the Medicare Secondary Payer law or the Medicare, Medicaid, and SCHIP Extension Act of 2007; (ii) communicating information about this Agreement for compliance purposes to the Department of Health and Human Services or the Centers for Medicare & Medicaid Services; or (iii) otherwise complying with the above laws. In addition, you agree to indemnify and defend the Company against any loss or liability it incurs due to Medicare conditional payments related to the accident, injury, or illness underlying this settlement.

You have consulted with an attorney before signing this Agreement (or been advised by this Agreement of your right to do so) regarding each parties’ obligations (if any) to reimburse Medicare for conditional payments related to the accident, injury, or illness underlying this settlement. No mistake of law or fact by either party regarding any obligation to reimburse Medicare shall be grounds for nullifying, voiding, or reforming this Agreement.

23.Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

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Your signature below indicates that you have carefully read, understand and agree to all terms and provisions of this Agreement in its entirety. Your signature further indicates that you have had a sufficient and reasonable amount of time prior to signing this Agreement to ask questions regarding this Agreement, that you have been advised to seek legal advice, and that you have signed this Agreement as a free and voluntary act.

If you wish to receive the Separation Package set forth above in this Agreement, you must sign and return the original of this Agreement to the Company by hand or by mail (or overnight courier) (as set forth in Section 2 above) no earlier than the Termination Date and no later than the 21st day following your receipt of this Agreement. You must also abide by all other terms of this Agreement. You should keep a copy for your records.
Sincerely,
CANTEL MEDICAL CORP.

By: ___________________________________________________

[Balance of page intentionally left blank. Your signature page to follow.]

ACCEPTANCE AND AGREEMENT TO CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

    By signing below, I, [*], acknowledge and agree to the following:
•I have not suffered any on-the-job injury for which I have not already filed a claim, and the end of my employment is not related to any such injury.
•I do not have any pending lawsuits against the Company.
•I have had adequate time to consider whether to sign this Confidential Separation Agreement and General Release.
•I have read this Confidential Separation Agreement and General Release carefully.
•I understand, accept and agree to all of the terms of this Confidential Separation Agreement and General Release.
•I am knowingly and voluntarily releasing my claims as set forth in this Confidential Separation Agreement and General Release.
•I have not, in signing this Confidential Separation Agreement and General Release, relied upon any representations or statements, written or oral, or explanations made by the Company except for those specifically set forth in this Confidential Separation Agreement and General Release and the Confidentiality Agreement.
•I intend this Confidential Separation Agreement and General Release to be legally binding.
•I have kept a full copy of this Confidential Separation Agreement and General Release for my records.

    I am signing this Confidential Separation Agreement and General Release no earlier than the Termination Date as defined above.

Date                            [Name of Employee]

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